EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the 2000 Employee Stock Option Plan and the 2000 Employee Stock Purchase Plan of Monolithic System Technology, Inc., of our report dated January 26, 2004, with respect to the consolidated financial statements and schedule of Monolithic System Technology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
September 9, 2004